Exhibit 99.2

STAAR Surgical Celebrates Two Million Lens Milestone for Implantable Collamer® Lens (ICL)

Milestone Follows U.S. FDA Approval of EVO Visian® ICL in March

EVO Offers Visual Freedom from Glasses and Contact Lenses

LAKE FOREST, CA, June 7, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced that more than two million Visian® Implantable Collamer lenses (“ICLs”) have been sold globally, including more than one and a half million of the company’s latest generation of implantable lenses – EVO Visian® ICLs (“EVO”). New to the U.S. market, EVO is available in more than 75 countries around the world.

“As we celebrate the two million lens milestone for Visian® ICL, we extend our sincere appreciation to our surgeon and clinical partners embracing our lens-based vision correction technologies and their patients who have chosen ICL to break free from the hassles of glasses and frequent replacement contact lenses,” said Caren Mason, President and CEO of STAAR Surgical. “In April 2019 we announced achievement of the first one million ICL lenses sold, and today, just about three years later, we are celebrating two million total ICLs sold. This most recent milestone follows the initial successful stages of commercialization of our EVO lenses in the US. Globally, our commitment to leading a lens-based future for refractive vision correction and achieving high levels of growth, led by EVO, will be propelled by our lenses’ clinical validation, a myriad of premium benefits associated with our lenses, and the many happy ICL patients enjoying improved quality of life who state they would have the procedure again.1”

The EVO Visian ICL is a family of phakic intraocular lenses (phakic means the natural crystalline lens is not removed) designed to correct for a wide range of vision correction needs including myopia (nearsightedness) and astigmatism. Myopia is predicted to impact 50% of the world’s population by the year 2050.2

1 99.4% of EVO patients would have the EVO ICL procedure again. Packer, The Implantable Collamer Lens with a central port: review of the   literature, Clinical Ophthalmology, 2018.

2 Ophthalmology 2016;123:1036-1042 © 2016 by the American Academy of Ophthalmology.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 2,000,000 Visian® ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL and important safety information go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

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